Exhibit 99.2

FOR IMMEDIATE RELEASE:

Conn’s, Inc. Announces $250 Million Private Offering of Senior Notes

THE WOODLANDS, TEXAS – June 23, 2014 – Conn’s, Inc. (NASDAQ: CONN), a specialty retailer of furniture, mattresses, home appliances, consumer electronics and provider of consumer credit, today announced that, subject to market conditions, it intends to offer $250 million in aggregate principal amount of senior notes due 2022 for sale to eligible purchasers in a private offering (the “Notes Offering”).

Conn’s, Inc. intends to use the net proceeds from the Notes Offering to repay a portion of the current borrowings under its asset-based revolving credit facility.

The notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act or the securities laws of any other jurisdiction. Accordingly, the notes are expected to be eligible for resale in the United States only to qualified institutional buyers and outside the United States to non-U.S. persons in compliance with Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

CONN-G

Conn’s, Inc.

Director, Investor Relations

Kim P. Canning (936) 230-5899